EXHIBIT 10(q) - THE LINCOLN NATIONAL CORPORATION

DEFERRED COMPENSATION PLAN

FOR NON-EMPLOYEE DIRECTORS, effective July 1, 2004

This Deferred Compensation Plan for Non-Employee Directors of Lincoln National Corporation has been established and is maintained by Lincoln National Corporation (the “Company”) for the purpose of attracting and retaining talented individuals to serve on its Board of Directors by providing them with a competitive level of compensation. Eligible Directors shall receive, from time to time, awards under this Plan in partial payment of their annual retainer fees, and for other specified purposes. In addition, Eligible Directors may elect to defer compensation under the Plan for distribution upon resignation or retirement from the Board pursuant to the provisions herein.

Article I

Definitions

Any capitalized terms shall have the meanings set forth below:

1.01	Account. The terms “Account” or “Accounts” refers to the separate deferred compensation account(s) established by the Company in the name of each Participant. Each Account is a bookkeeping device only, established for the sole purpose of crediting and tracking notional investments made by the Participant in the Investment Options available under the Plan. The Company may also establish one or more “Sub-Accounts” in the name of each Participant, representing the various notional Investment Options chosen by the Participant. The administration of Accounts is described in more detail in Article III.

1.02	Affiliate. The term “Affiliate” shall mean any corporation or other entity where fifty percent (50%) or more of the voting stock of such corporation or ownership interest in such other entity is owned, directly or indirectly, by the Company. As determined by the Benefits Administrator, a corporation or other entity may be deemed to be an Affiliate even if the percentage of ownership is less than fifty percent (50%).

1.03	Beneficiary. The word “Beneficiary” refers to any individual or trust designated by the Participant, in accordance with the provisions in Section 6.01, to receive amounts to which the Participant would be entitled to receive under this Plan in the event of the Participant’s death.

1.04	Benefits Administrator. The “Benefits Administrator” shall be the Nominating and Governance Committee of the Board of Directors of the Company (the “Committee”). The Committee may delegate any part of the administration of this Plan to the Senior Vice-President of Human Resources of the Company, or, if this position is vacant, the most senior member of the Human Resources Department.

1.05	Company. The term “Company” refers to Lincoln National Corporation.

1.06	Compensation. For purposes of the Plan, “Compensation” means the cash compensation paid or payable to a Participant by the Company in the form of an Annual Retainer, an Annual Committee Chairperson Retainer, or an Annual Lead Director Fee, or any other cash payment explicitly deferrable under this Plan. A list of Compensation eligible to be deferred under this Plan is included in Appendix B.

1.07	Deferral. The word “Deferral” or “Deferrals” refers to any amount of Compensation with respect to which a Participant has made an Election to defer pursuant to the terms and conditions of this Plan described in Sections 2.01(c) and 2.02 below, and to any portion of an Annual Retainer or other amounts required to be credited to an Eligible Director in the form of Stock Units pursuant to Sections 2.01(a) and 2.01(b) of the Plan.

1.08	Election. The term “Election” refers to the affirmative action taken in writing by the Participant pursuant to Section 2.02 to defer Compensation under this Plan, or the administrative action taken in writing by the Participant pursuant to Section 3.05 of the Plan to change investment allocations or transfer amounts from one Investment Option to another, subject to certain restrictions, or the administrative action taken in writing by the Participant pursuant to Section 5.05 of the Plan to elect an alternative distribution form.

1.09	Eligible Director. An “Eligible Director” is any member of the Board of Directors of the Company who is not an employee or officer of the Company or any Affiliate.

1.10	Insider. “Insider” means any Participant who is subject to the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934.

1.11	Investment Options. The term “Investment Options” refers to the list of investments options available to Participants for notional investment of certain Deferrals under the Plan, as set forth in Appendix A to the Plan, as amended from time to time.

1.12	Participant. The word “Participant” refers to any person for whom a Deferral has been credited under this Plan.

1.13	Plan. The word “Plan” refers to the Lincoln National Corporation Deferred Compensation Plan for Non-Employee Directors, effective July 1, 2004, including Appendices.

1.14	Plan Year. The “Plan Year” refers to the period beginning each January 1st and ending each December 31st. Notwithstanding the foregoing, the first Plan Year shall be a short plan year, beginning July 1, 2004 and ending December 31, 2004.
1.15	Resignation Year Account. The term “Resignation Year Account” refers to the Account established by the Company for each Participant, such that amounts credited to this Account shall be, or begin to be, distributed when the Participant resigns or retires from the Board of Directors, whether such departure is voluntary or involuntary.

1.16	Stock Units. “Stock Units” means “phantom” shares of Lincoln National Corporation common stock (“LNC Stock”) that may be made available under this Plan to Participants as an Investment Option. Stock Units shall be notionally credited to a Participant’s Account pursuant to Section 2.01(a) and/or 2.01(b) of the Plan. A Participant’s voluntary Deferrals to his or her Stock Unit Sub-Account, or transfers from Units to Stock Units (as described in greater detail in Section 3.05 below) are allowed only as provided under the Lincoln National Corporation Policy on Insider Trading. In addition, Deferrals or transfers into Stock Unit Sub-Accounts shall be restricted to “Open Window Periods” (thirty (30) day periods) commencing on either (a) the third trading day after the release of the Corporation’s quarterly or annual earnings, or (b) the fifth business day after the filing of the Corporation’s annual report on Form 10-K to shareholders.

1.17	Units. “Units” means “phantom” shares of the Investment Options available under this Plan as set forth in Appendix A, excluding Stock Units. Units shall be notionally credited to a Participant’s Account pursuant to his or her Deferral Election.

Article II

Participation: Types of Deferrals

2.01	Participation in the Plan. Each Eligible Director shall become a Participant immediately upon the crediting of any amounts to such Participant’s Account pursuant to Sections 2.01(a), (b), or (c) below.

a.	Automatic Deferrals. At the recommendation of the Nominating and Governance Committee, the Board of Directors of the Company (the “Board”) may require that a portion of the remuneration for services of each Eligible Director be credited as a Deferral in the form of Stock Units under this Plan. The number of Stock Units shall be determined by dividing the dollar amount that the Board determines shall be thus credited by the final sales price quoted by the New York Stock Exchange Composite Listing of a share of LNC Stock of the same class as the Stock Units on the date of the Annual Meeting of Shareholders of the Company, or on such other date or dates as the Board may prescribe, and such Stock Units shall be credited to the Eligible Director’s Account at that time.

b.

1993 Stock Plan Deferrals. Any Stock Units otherwise to be credited to a Non-Employee Director on or after July 1, 2004, as a result of dividend equivalent payments on awards granted under the 1993 Stock Plan for Non-Employee Directors, shall be credited as Stock Units to his or her Stock Unit Sub-Account under this Plan, charged against the number of shares available under Article IV of this Plan, and administered in accordance with the terms of this Plan. The number of Stock Units to be credited under this Section shall be determined by dividing the dollar amount of the dividend equivalent payment by the final sales price quoted by the New York Stock Exchange Composite Listing of a share of LNC stock of the same class as the Stock Units on the dividend record date.

c.	Elective Deferrals. Each Eligible Director may elect to defer payment of Compensation pursuant to Section 2.02 below.

2.02	Election to Defer Compensation. An Eligible Director wishing to defer Compensation in the Plan shall file an irrevocable Election in writing with the Company in the form specified by the Benefits Administrator. The Participant may elect to defer any or all of the Compensation that he or she would otherwise have been entitled to receive in the next Plan Year beginning after such Election is made. The Election form shall specify the timing of Deferrals under the Plan, as provided in Section 2.03 below. A new Election must be made for each Plan Year in which the Participant wishes to make a Deferral.

2.03	Timing of Elections. Each Election must be filed with the Benefits Administrator prior to the beginning of the calendar year in which the first day (January 1st) of the next Plan Year falls. Notwithstanding the foregoing, each newly Eligible Director may file an Election within thirty (30) days of first becoming eligible to participate in this Plan. Upon expiration of the period for making an Election, an Election shall be irrevocable with respect to any Plan Year to which such Election relates.

Article III

Administration of Accounts

3.01.	In General. The Benefits Administrator shall, in its absolute and sole discretion, and subject to review and supervision only to review and supervision by the Board, develop policies and procedures from time to time for use in the administration and record-keeping of the Units and Stock Units credited to Participant Accounts. The Benefits Administrator may delegate his or her responsibilities to other persons, or retain the services of lawyers, accountants, or third parties to assist with the administration of the Plan. Any expenses incurred by the Company (including expenses for Federal and State income taxes) in connection with maintaining a Participant’s Account may be charged against such Participant’s Account.

3.02.	Resignation Year Account. Upon a Participant’s first becoming a Participant under this Plan, the Company shall establish a Resignation Year Account in the name of the Participant, to which any Deferrals (as described in Section 2.01) shall be credited.

3.03.	Administration of Investment Option Sub-Accounts. The Company makes the following representations concerning the crediting of Deferrals to Participant Sub-Accounts:

a.	The Company shall establish a Sub-Account for each Investment Option elected by the Participant. The Company shall credit amounts deferred by the Participant, together with any gains or losses that would otherwise have accrued or been incurred with respect to Deferral amounts as if such amounts had actually been invested in the designated or elected Investment Options selected by the Participant, to the appropriate Sub-Account(s). All Deferrals will be credited in Units or Stock Units of the Investment Option designated or elected, as appropriate.

b.	Investment in the Investment Options is notional only. Units of each Investment Option, including Stock Units representing “phantom” or notional shares of LNC Stock, are credited to Participants solely for the purpose of tracking the performance of the underlying investments.

c.	With respect to Units credited to a Participant’s Sub-Accounts under the Plan, the Participant shall have no right to claim the underlying assets, shares, securities, or other property of which such Investment Options may be comprised upon distribution of their Accounts.

d.	With respect to Stock Units credited to a Participant’s Stock Unit Sub-Account under the Plan, before actual settlement in LNC Stock occurs, a Participant shall have no right or claim to such Stock. In addition, no voting or other rights of any kind associated with the ownership of Stock shall inure to any Participant whose Account has been credited with Stock Units.

3.05	Transfers Among Sub-Accounts. Subject to the restrictions set forth below, Participants may make an Election to change investment allocations or transfer amounts between the Investment Options under conditions prescribed by the Benefits Administrator.

a.	A Participant’s ability to make an Election to transfer amounts notionally invested in Units into Stock Units shall be restricted to “Open Window Periods” (thirty (30) day periods) commencing on either (a) the third trading day after the release of the Corporation’s quarterly or annual earnings, or (b) the fifth business day after the filing of the Corporation’s annual report on Form 10-K to shareholders.

b.	Notwithstanding (a) above, an Insider may transfer amounts notionally invested in Stock Units only if it is determined that such transfer will not result in a violation of the Lincoln National Corporation Policy on Insider Trading (including without limitation Section 16 of the Securities Exchange Act of 1934).

c.	Participants may not transfer amounts notionally invested in Stock Units into Units at any time.

3.06	Investment Options Available. The Company reserves the right to eliminate, change, or add Investment Options at any time. The Company is under no obligation to offer any particular Investment Option. The Investment Options available to Participants under this Plan may, at the discretion of the Benefits Administrator, “mirror” the investment options available under the qualified Lincoln 401(k) Savings Plan. However, in no event shall this Plan offer an Investment Option that is not also offered under the qualified Lincoln 401(k) Savings Plan.

3.07	Phantom Dividends on Stock Units. To the extent that the Company pays dividends on LNC Stock of the same class as the shares used to measure the performance of the Stock Units, Participants will be credited with phantom dividends, or “dividend equivalents” on such Stock Units. Phantom dividends shall be calculated in Stock Units, on each dividend record date, by dividing the dollar amount of the dividend equivalent payment by the final sales price quoted on the New York Stock Exchange Composite Listing of a share of LNC Stock of the same class as the Stock Units. The Company may require that any phantom dividends credited be automatically reinvested in additional Stock Units.

Article IV

Authorization of Shares / Restrictions on Shares

4.01	Number of Shares Available. The maximum number of shares of LNC Stock available under this Plan shall be seven hundred thousand (700,000) shares.

4.02	Uses of Shares. Shares authorized under this Plan shall be reserved for the purpose of satisfying the Company’s obligations under this Plan. In addition, shares authorized under this Plan may be used to satisfy obligations incurred by the Company as a result of dividend equivalent payments made on awards previously granted under the 1993 Stock Plan for Non-Employee Directors.

4.03	Changes in Capital and Corporate Structure. In the event of any change in the number of outstanding shares of LNC Stock by reason of recapitalization, reclassification, reorganization, stock split, reverse stock split, combination of shares, stock dividend or similar transaction, the number of Stock Units held by Participants under the Plan and the number of shares of LNC Stock available for issuance under the Plan shall be proportionately adjusted, in an equitable manner.

Article V

Distributions

5.01	General. Each Participant Account, including Sub-Accounts, shall be distributed in accordance with the rules set forth in this Article V, as determined in the sole discretion of the Benefits Administrator.

5.02	Distributable Events. A Participant shall receive distribution(s) from his or her Accounts upon the occurrence of a “Distributable Event”. A Participant, or his or her beneficiary, as appropriate, experiences a Distributable Event upon the occurrence of:

a.	The Participant’ death; or

b.	The Participant’s resignation or retirement from the Board or Directors, whether characterized as voluntary or involuntary.

5.03	Distribution of Units and Stock Units. Any amounts credited or earned in a Participant’s Stock Unit Sub-Account shall be settled and distributed in actual shares of LNC Stock (with fractional Stock Units paid in cash). Amounts credited in Units of Investment Options other than Stock Units shall be paid in cash.

5.04	Default Distribution Form. Unless a Participant elects an alternative form of distribution, as described in Section 5.05 below, the Participant’s Account (except for amounts credited to his or her Stock Unit Sub-Account) shall be distributed in a cash lump sum, on the “Date of Distribution”, described in Section 5.07 below.

5.05	Alternative Distribution Forms. A Participant may elect to receive his or her benefit under this Plan as follows:

a.	Non-Stock Unit Sub-Accounts. A Participant may elect to receive amounts credited to his or her Non-Stock Unit Sub-Accounts in a form other than an immediate cash lump sum by filing an Election in the form required by the Benefits Administrator. Participants may elect to receive amounts credited to their Accounts in annual installments over a five-year, ten-year, fifteen-year or twenty-year period, with the first installment payable on the Date of Distribution. Such Election must be made at least one full calendar year prior to the start of the calendar year in which the Distributable Event occurs.

b.	Stock Unit Sub-Account. A Participant may elect to receive amounts credited to his or her Stock Unit Sub-Account in a form other than an immediate distribution in shares of LNC Stock (with any fractional share paid in cash) by filing an Election in the form required by the Benefits Administrator. Participants may elect to receive their LNC Stock in annual installments over a five-year, ten-year, fifteen-year or twenty-year period, with the first installment payable on the Date of Distribution. Such Election must be made at least one full calendar year prior to the start of the calendar year in which the Distributable Event occurs.

5.06	Distribution of Stock Units. A separate Election under Section 5.05 may be made with respect to amounts credited to the Participant’s Stock Unit Sub-Account. Amounts credited to a Participant’s Stock Unit Sub-Account may not be distributed in a cash lump sum. Pursuant to an Election under Section 5.05 above, shares of LNC Stock used to settle amounts credited in Stock Units may be distributed on or beginning on, the Participant’s Date of Distribution. If the Participant has made no election with respect to amounts credited in Stock Units, all shares of LNC Stock will be issued in a lump sum on the Participant’s Date of Distribution (with any fractional share issued in cash).

5.07	Date of Distribution. The date on which a distribution shall be made to the Participant or Beneficiary shall be as soon as administratively practicable, but no later than six (6) weeks after the Valuation Date. The “Valuation Date” shall be the February 5th of the next following calendar year after the calendar year in which the Director’s resignation or retirement becomes effective. For distributions as a consequence of the Participant’s death, the “Valuation Date” shall be the date as soon as administratively practicable following the date of the Participant’s death.

Article VI

Miscellaneous

6.01

Beneficiary Designations. The Participant may designate a Beneficiary to receive amounts payable to him or her under this Plan in the event the Participant dies before such amounts are distributed to the Participant. The Participant may revoke or change a Beneficiary designation and name a new Beneficiary by filing a written notice of revocation or other notice of change of Beneficiary, in accordance with rules as determined from time to time by the Benefits Administrator.

6.02	Non-Assignment of Benefits. Other than pursuant to a valid Beneficiary designation, as described in Section 6.01 above, interests in this Plan cannot and shall not be transferred, assigned, pledged or encumbered. Prior to the time payment is actually made to the Participant or to his or her Beneficiary, such Participant or Beneficiary shall have no rights by way of anticipation or otherwise to assign or dispose of any interest under this Plan.

6.03	Determination of Value of Stock Units. The value of a Stock Unit shall be equal to the final sales price quoted by the New York Stock Exchange Composite Listing of a share of LNC Stock of the same class as the Stock Units on the business day on or next following the Valuation Date (as defined in Section 5.07).

6.05	Unfunded Status. This Plan is an unfunded Plan as defined under the relevant provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The rights of the Participant (as well as any right of his or her Beneficiary or estate) to claim amounts under this Plan shall be solely those of an unsecured general creditor of the Company and such rights shall not constitute an interest in any specific asset of the Company. The Company may establish one or more “rabbi trusts” in connection with the Plan, provided that such trusts shall not be deemed to cause the Plan to be anything other than unfunded under the Code and ERISA.

6.06	Scope of Authority of Benefits Administrator. The Plan shall be administered by the Benefits Administrator, which shall be the Nominating and Governance Committee of the Board of Directors (the “Committee”). The Committee shall have complete discretion to interpret the Plan and resolve issues including issues with respect to a Participant’s eligibility and participation in the Plan, and the calculation of benefits payable under the Plan, and to take whatever action that he or she believes is necessary or desirable for such administration, including but not limited to (a) establishing administrative rules consistent with the provisions of this Plan, (b) delegating his or her responsibilities to other persons, including the Senior Vice President of the Human Resources Department, (c) retaining the services of lawyers, accountants or other third parties to assist with the administration of the Plan, (d) making equitable adjustments under the Plan (including retroactive adjustments) to correct mathematical, accounting or factual errors made in good faith by the Company or a Participant (and any such adjustments will be final and binding on all persons), and (e) directing the Company to deduct from all Accounts, payments and distributions under the Plan any federal, state or local taxes or such other amounts as may be required by law to be withheld.

6.07	Amendment of Plan. The Company retains the right to amend this Plan prospectively at any time. This Plan may be amended by action of the Board at a meeting held either in person or by telephone or other electronic means, or by unanimous consent in lieu of a meeting. The Board may delegate this amendment power to the Nominating and Governance Committee of the Board of Directors, in whole or in part, by resolution adopted by the Board.

6.08	Termination of Plan. The Company, by action of its Board of Directors, may terminate this Plan for any reason at any time, with thirty (30) days advance written notice of the termination to be given to all Participants. The Plan will terminate automatically, without thirty (30) days advance written notice of the termination to be given to all Participants, upon the occurrence of the following:

a.	The Company is judicially declared bankrupt or insolvent; or

b.	The Company is dissolved, subject to a merger, consolidation or reorganization, or a sale of all or substantially all of its assets, except as otherwise determined by the Board.

Notwithstanding the foregoing, the termination of the Plan in conjunction with an event described in Subsection 6.08(b) above shall not result in the loss of any benefits, rights, or features of this Plan with respect to amounts credited to a Participant’s Account prior to the date of such event.

6.09	Waiver of Claims. As a condition of participating in the Plan, a Participant waives the right to litigate any dispute pertaining to the Plan in any court of otherwise competent jurisdiction. If a Participant disagrees with any decision, action or interpretation pertaining to the Plan, he or she may submit in writing a full description of the disagreement. Subject only to review by the Board, the determination of the Benefits Administrator in reference to any such disagreement shall be final, binding and conclusive upon all persons.

6.10	Incapacitation. Any amount payable under this Plan to an incompetent or otherwise incapacitated Participant or Beneficiary may, at the sole discretion of the Benefits Administrator, be made directly to such person or for the benefit of such person through payment to an institution or other entity caring for or rendering service to or for such person or to a guardian of such person or to another person with whom such person resides. The receipt of such payment by the institution, entity, guardian or other person shall be a full discharge of that amount of the obligation of the Company to the Participant or Beneficiary.

6.11	Governing Law. This Plan shall be governed and construed in accordance with the laws of the State of Indiana. When appropriate, the singular nouns in this Plan include the plural, and vice versa. If any provision of this Plan is deemed invalid or unenforceable, the remaining provisions shall continue in effect.

The Lincoln National Corporation Deferred Compensation Plan for Non-Employee Directors is hereby approved and established, effective July 1st, 2004.

Jon A. Boscia Chairman and Chief Executive Officer Lincoln National Corporation	Date: July 1, 2004